Exhibit 99.1

Lakeland Industries, Inc. Reports Fiscal 2016 Third Quarter Financial Results

Significant Improvements in Margins, Profitability and Free Cash Flow

RONKONKOMA, NY – December 15, 2015 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2016 third quarter ended October 31, 2015.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company, and a restatement of prior periods to reflect the same treatment. The global operations of Lakeland Industries excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”), to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by an existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed to have been consummated as of July 31, 2015, were completed in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2016 Third Quarter Financial Results Highlights (from Continuing Operations, unless otherwise noted)

•	Revenue Growth
o	Sales of $24.9 million (“M”) this year increased 6% from $23.5M in the comparable last year’s quarter
•	Margin Improvement and Expense Management
o	Gross margin was 37.2%, compared to 34.9% last year.
o	Operating expenses decreased by $0.9M and decreased as a percent of sales to 24% from 29% last year
•	Significant Increases in Operating Income, Adjusted EBITDA* and Free Cash Flow
o	Operating income increased to $3.2M from operating income of $1.3M last year.
o	Operating income as a percentage of sales increased to 13% this year vs. 5% last year
o	Adjusted EBITDA this year was $3.6M vs. $2.8M last year.
o	Free cash flow (defined as adjusted EBITDA less cash paid for taxes and less capital expenditures) increased from $2.2M last year to $3.0M this year
•	Net Income Growth
o	Third quarter net income of $2.1M or $0.29 per share** this year vs a loss of ($1.8)M and $(0.29) per share last year
o	Nine month net income of $7.9M or $1.10 per share this year vs. a loss of $(0.8)M and $(0.14) per share last year
•	Balance Sheet Strength
o	Cash and equivalents decreased by $0.8 M from the end of the second quarter to $4.3M at end of Q3FY16 with the payment of the arbitration settlement of $3.4M during Q3FY16 to settle the remaining arbitration debt.
o	Current ratio improved by 25% from the beginning of the fiscal year
o	Book value per share at October 31, 2015 was $9.58, an increase of 3% from July 31, 2015
o	Stockholders’ equity increased by 9.7% from the beginning of the fiscal year

*Includes non-GAAP measures – see table included herein for reconciliation to GAAP measures

**All shares presented are Basic, unless otherwise noted.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “We delivered solid improvements across the board for our continuing operations in the third quarter of fiscal 2016, which is a period that is notable for being the closest we’ve had to a normalized quarter in quite a long time. Absent were large one-time charges, significant event-driven sales increases, aside from some increased orders due to the Bird Flu crisis in the US, and financial and capitalization modifications. More evident was the leverage we have in our model and the investments we’ve made to capture greater global market share given our unique operating platform which we believe is a competitive advantage amid persistent industry capacity constraints.

“We are very pleased with our performance in the third quarter which for the most part did not contain a material event-driven or crisis situation impact on sales that distorted year over year comparisons. Third quarter fiscal 2016 sales in the US increased by $1.7 million or 13% from the prior year, $1.1 million of which was due primarily to orders for protective apparel related to the Company’s response to the US bird flu, while in the fiscal 2015 period we benefited from Ebola-related sales of an estimated $1.4 million in our US and European businesses. On a consolidated basis, the Company’s top line grew by 6%, despite international revenues reported in US dollars being weighed down by the strength of this currency against foreign denominations and the devaluations of currencies in China, Chile and the UK. International revenues were $10.2 million or 41% of total sales in the third quarter of fiscal 2016, as compared with $10.5 million or 45% of total sales in the prior year. Furthermore, our consolidated sales were impressive given the cyclical and dramatic downturn of the oil and gas sector which has represented nearly 5-10% of our total revenues globally. As these trends moderate or reverse, we believe the traction we have gained in the markets in which we operate worldwide will further bolster our growth profile.

“Lakeland continues to benefit its international diversification and broadening customer base from which we derive recurring sales. We have proven our ability to deliver large quantities of protective apparel in normal periods as well as during emergency and crisis situations where there are global capacity shortages. Over the last several quarters we implemented strategies to enhance our marketing presence and scale production. We have the manufacturing capacity and operational expertise to respond to market demand while improving our profitability. As a result of higher volume, improved gross margins and selling, general and administrative expenses largely being fixed other than freight out and commissions as well as overall cost control efforts, operating profit from continuing operations increased to $3.2 million for the third quarter from $1.3 million in the prior year. Operating income as a percentage of sales increased to 13% this year as compared with 5% last year.

“Last quarter, with our exit from Brazil, we set our sights on the implementation of global organic growth initiatives, driving sustainable long term profitability, and enhancing our overall financial position. We continue to seek ways to strengthen our management and sales teams while deploying information systems and other capital investments to help respond to market demand and maximize our resources. A great amount of effort has recently been put toward online marketing campaigns to highlight and promote Lakeland products as well as to develop two new products which we’ll be introducing in 2016. Amid these investments and strategic spending, we are pleased to have reduced our total liabilities nearly $8 million or 26% since the beginning of the fiscal year. At the end of the third quarter, our current ratio improved by 25% from the beginning the fiscal year despite inventories rising to $43.5 million due to a lack of capacity in the industry. We believed we have made solid progress this year and are well positioned for continued long term improvements in all facets of the business.”

Operating Results with 2014 Restated for Discontinued Operations ($ 000) Reconciliation to GAAP Results
	Quarter Ended October 31, 2015		Quarter Ended October 31, 2014
Net sales from continuing operations		$24,888	$23,543
Year over year growth		5.7%	-----
Gross profit from continuing operations		9,248	8,223
Gross profit %		37.2%	34.9%
Operating expenses from continuing operations		6,056	6,940
Operating expenses as a percentage of sales		24.3%	29.5%
Operating income from continuing operations		3,192	1,283
Operating income as a percentage of sales		12.8%	5.4%
Interest expense from continuing operations		183	511
Other (income) expense from continuing operations		(7)	(2,245)
Pretax income (loss) from continuing operations		3,002	(1,473)
Income tax expense from continuing operations		882	282
Net income from continuing operations		2,120	(1,755)
Loss from discontinued operations		-----	(745)
Net (loss) from discontinued operations		-----	(745)
Net income (loss)		$2,120	$(2,500)

Weighted average shares for EPS-Basic		7,234,914	5,951,613
Income (loss) per share from continuing operations		$0.29	$(0.29)
Loss per share from discontinued operations	$	-----	$(0.13)
Income (loss) per share		$0.29	$(0.42)

Operating income from continuing operations		$3,192	$1,283
Depreciation and amortization		232	276
Other income (loss) from continuing operations		(7)	(2,245)
EBITDA from continuing operations		3,417	(686)
Equity Compensation		165	1,024
Severance and recruiter charges in the USA		-----	103
Early extinguishment of debt		-----	2,295
Adjusted EBITDA		3,582	2,736
Cash paid for taxes (foreign)		382	426
Capital expenditures		241	157
Free cash flow		$2,959	$2,153

Operating Results with 2014 Restated for Discontinued Operations ($ 000) Reconciliation to GAAP Results
	Nine-Months Ended October 31, 2015	Nine-Months Ended October 31, 2014
Net sales from continuing operations	$79,172	$68,114
Year over year growth	16.2%	-----
Gross profit from continuing operations	30,322	22,165
Gross profit %	38.3%	32.5%
Operating expenses from continuing operations	18,211	18,226
Operating expenses as a percentage of sales	23.0%	26.8%
Operating income from continuing operations	12,111	3,939
Operating income as a percentage of sales	15.3%	5.8%
Interest expense from continuing operations	576	1,515
Other (income) expense from continuing operations	9	(2,282)
Pretax income (loss) from continuing operations	11,544	142
Income tax expense from continuing operations	3,676	981
Net income (loss) from continuing operations	7,868	(839)
Non-cash reclassification of Other Comprehensive Income to Statement of Operations with no impact on stockholder’s equity	(1,286)	-----
Loss from operations from discontinued operations	(1,253)	(2,047)
Loss from disposal of discontinued operations	(515)	-----
Loss before taxes for discontinued operations	(3,054)	(2,047)
Income tax expense (benefit) from discontinued operations	(569)	-----
Net (loss) from discontinued operations	(2,485)	(2,047)
Net income (loss)	$5,383	$(2,886)

Weighted average shares for EPS-Basic	7,148,430	5,933,229
Net income (loss) per share from continuing operations	$1.10	$(0.14)
Net loss per share from discontinued operations	$(0.35)	$(0.35)
Net income (loss) per share	$0.75	$(0.49)

Operating income from continuing operations	$12,111	$3,939
Depreciation and amortization	704	851
Other (income) expense from continuing operations	(24)	(2,193)
EBITDA from continuing operations	12,791	2,597
Equity Compensation	420	1,073
Inventory reserve in USA and China – discontinued product lines raw material/finished goods	-----	300
PA plant shutdown costs	-----	235
Severance and recruiter charges in the USA	-----	103
Early extinguishment of debt	-----	2,295
Adjusted EBITDA	13,211	6,603
Cash paid for taxes (foreign)	1,377	1,098
Capital expenditures	715	397
Free cash flow	$11,119	$5,108

Lakeland Brazil Update -- Subsequent to the End of Fiscal 2016 Third Quarter

Labor Cases

In November 2015 the Company’s former Brazilian subsidiary (“Lakeland Brazil”) settled a labor case (the “Lana dos Santos case”) for R$1 million or approximately US $250,000 which approximates the reserves on the books of the Company. Several other smaller cases also were settled for immaterial amounts.  The Company does not anticipate any significant further charges for Labor issues beyond what has been accrued.

VAT claims

The State of Bahia in Brazil, declared an amnesty beginning November 1, 2015 and expiring December 18, 2015.

As previously disclosed by the Company, the Company may be exposed to certain liabilities in connection with the prior operations of Lakeland Brazil, including, without limitation, from lawsuits pending in the labor courts of Brazil and VAT taxes. The Company entered into a loan agreement on December 11, 2015 with Lakeland Brazil for the amount of nearly R$8.6 million (approximately US $2.3 million), for the purpose of providing funds necessary for Lakeland Brazil settling the two largest outstanding VAT claims with the State of Bahia.  Settlement of the VAT claims under amnesty would benefit the Company in that it eliminates these large VAT claims, which the Company believes will render the continued viability of Lakeland Brazil immaterial to Lakeland Industries.  It should also eliminate the possibility of the transfer of the shares of Lakeland Brazil being found fraudulent on the basis of evading VAT claims and would subsequently eliminate the possibility of future encumbrance of the real estate by the State of Bahia in connection with any VAT claims. It is expected that Lakeland Brazil will complete the amnesty agreement with the State of Bahia on or before December 18, 2015. US $250,000 in continuing business incentives provided by the Company to Lakeland Brazil will be waived by Lakeland Brazil as partial payment of the loan agreement.

The loan agreement provides for the following repayment provisions:

•	R$3.4 million (approximately US $900,000) in VAT credits will become available to Lakeland Brazil from the State of Bahia to be used against future VAT payments. Lakeland Brazil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.
•	Lakeland Brazil will transfer the rights to a judicial deposit on a tax claim to the Company. There is a judicial deposit of R$3.0 (approximately US $800,000), however, Lakeland Brazil will continue to make monthly deposits to the judicial account until the case is ruled upon by the regional Supreme Court of Brazil or the deposit is fully funded. Attorney success fee will be deducted before any disbursements to the Company or Lakeland Brazil. While Lakeland Brazil’s legal representation pertaining to the tax claim anticipates a favorable outcome, this counsel believes a resolution may take years to reach.
•	Credits of R$1.0 (approximately US $275,000) relating to the above case may be generated if and when the case is resolved. Lakeland Brazil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.
•	A minimum quarterly payment by Lakeland Brazil to the Company of R$300,000 (approximately US $80,000) will be required commencing in October 2016.

The VAT loan agreement will be accounted for by the Company in its fiscal 2016 fourth quarter ended January 31, 2016. The Company has not yet determined the collectability or reserve needed in connection with the loan agreement which will result in an additional charge to the loss on disposal of discontinued operations. Any additional such losses will be available as additional tax loss carryforwards to offset cash taxes payable against future taxable income in the USA.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2016 third quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada), Pass Code 10077364.

For a replay of this call through December 22, 2015, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10077364.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

October 31, 2015 and January 31, 2015

ASSETS	October 31,	January 31,
	2015	2015*
Current assets	($000’s)	($000’s)
Cash and cash equivalents	$4,288	$6,709
Accounts receivable, net of allowance for doubtful accounts of $434 and $484 at October 31, 2015 and January 31, 2015, respectively	14,566	13,277
Inventories, net of reserves of $2,519 and $2,454 at October 31, 2015 and January 31, 2015, respectively	43,501	37,092
Deferred income taxes	2,978	1,144
Assets of discontinued operations in Brazil	-----	6,335
Prepaid VAT tax	1,695	1,717
Other current assets	2,818	2,361
Total current assets	69,846	68,635
Property and equipment, net	9,614	10,144
Assets held for sale	1,101	-----
Deferred income tax, noncurrent	9,700	13,101
Prepaid VAT and other taxes	173	173
Security deposits	94	113
Intangibles, prepaid bank fees and other assets, net	118	171
Goodwill	871	871
Total assets	$91,517	$93,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,417	$7,763
Accrued compensation and benefits	817	1,120
Other accrued expenses	1,738	1,462
Liabilities of discontinued operations in Brazil	532	6,574
Current maturity of long-term debt	50	50
Current maturity of accrued arbitration award	-----	1,000
Short-term borrowing	2,325	2,611
Borrowings under revolving credit facility	8,391	5,642
Total current liabilities	21,270	26,222
Accrued arbitration award, less current portion	-----	2,870
Long-term portion of Canada loan	747	800
Deferred taxes long term	112	60
Total liabilities	22,129	29,952
Stockholders’ equity
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,597,355 and 7,414,037; outstanding 7,240,914 and 7,057,596 at October 31, 2015 and January 31, 2015, respectively	76	74
Treasury stock, at cost; 356,441 shares at October 31, 2015 and January 31, 2015	(3,352)	(3,352)
Additional paid-in capital	64,336	64,594
Retained earnings	10,037	4,654
Accumulated other comprehensive loss	(1,709)	(2,714)
Total stockholders' equity	69,388	63,256
Total liabilities and stockholders' equity	$91,517	$93,208

*Restated for discontinued operations

Numbers may not add due to rounding

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three and Nine Months Ended October 31, 2015 and 2014

	Three Months Ended				Nine Months Ended
	October 31,				October 31,
	($000’s) except for share information				($000’s) except for share information
		2015		2014 *	2015		2014 *
Net sales from continuing operations		$24,888		$23,543	$79,172		$68,114
Cost of goods sold from continuing operations		15,640		15,320	48,850		45,949
Gross profit from continuing operations		9,248		8,223	30,322		22,165
Operating expenses from continuing operations		6,056		6,940	18,211		18,226
Operating profit from continuing operations		3,192		1,283	12,111		3,939
Other income (loss), from continuing operations		(7)		(2,245)	9		(2,282)
Interest expense from continuing operations		183		511	576		1,515
Income (loss) before taxes from continuing operations		3,002		(1,473)	11,544		142
Income tax expense from continuing operations		882		282	3,676		981
Net income (loss) from continuing operations		$2,120		$(1,755)	$7,868		$(839)
Non-cash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholder’s equity)	$	-----	$	-----	$(1,286)	$	-----
Loss from operations from discontinued operations		-----		(745)	(1,253)		(2,047)
Loss from disposal of discontinued operations		-----		-----	(515)		-----
Loss before taxes for discontinued operations		-----		(745)	(3,054)		(2,047)
Income tax benefit from discontinued operations		-----		-----	(569)		-----
Net loss from discontinued operations	$	-----		$(745)	$(2,485)		$(2,047)
Net income (loss)		$2,120		$(2,500)	$5,383		$(2,886)
Net income (loss) per common share – Basic:
Income (loss) from continuing operations		$0.29		$(0.29)	$1.10		$(0.14)
Loss from discontinued operations	$	-----		$(0.13)	$(0.35)		$(0.35)
Net income (loss)		$0.29		$(0.42)	$0.75		$(0.49)
Net income (loss) per common share – Diluted:
Income (loss) from continuing operations		$0.29		$(0.29)	$1.08		$(0.14)
Loss from discontinued operations	$	-----		$(0.13)	$(0.34)		$(0.35)
Net income (loss)		$0.29		$(0.42)	$0.74		$(0.49)
Weighted average common shares outstanding:
Basic		7,234,914		5,951,613	7,148,430		5,933,229
Diluted		7,300,435		5,951,613	7,235,252		5,933,229

*Restated for discontinued operations

Numbers may not add due to rounding